                                                             EXHIBIT 4


                   CONSOLIDATED SECURED CONVERTIBLE PROMISSORY NOTE

$500,000                                                      New York, New York
                                                  Dated: As of December 23, 1997


    FOR VALUE RECEIVED, the undersigned, MetroGolf Incorporated ("Maker"), having an address at 1999 Broadway Suite 2435 Denver, Colorado 80202, hereby promises to pay to the order of Family Golf Centers, Inc. ("Payee" or "Holder"), having an address at 225 Broadhollow Road, Melville, New York 11747, the principal amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) or so much thereof as may hereafter be advanced pursuant to Section 6 hereof, which principal amount shall be payable with interest at the rate of 8% per annum (except as provided in Sections 2 and 4 below), to be due and payable, upon the terms and conditions set forth below, in one lump sum, subject to Section 4, on the first to occur of (i) the date of the "Closing" after the exercise of the "Option" as both terms are defined in the Option Agreement dated as of December 23, 1997, among Maker, Payee and Family Golf Acquisition, Inc. ("Acquisition"),
(ii) the date of the effectiveness of the merger between Maker and Acquisition pursuant to the Agreement and Plan of Merger, dated as of December 23, 1997 (the "Merger Agreement") among Maker, Payee and Acquisition, (iii) if the Merger Agreement is terminated or breached by Maker and such breach causes a "MGI Material Adverse Affect" (as defined in the Merger Agreement) to occur, the date of such termination or breach, and (iv) the latter to occur of (a) the termination of the "Offer" (as defined in the Merger Agreement) and (b) April 21, 1998.

    This Note consolidates, modifies and restates the $150,000 Secured Promissory Note dated as of December 18, 1997 by Maker to Payee (collectively, the "EXISTING NOTE"), and is not in payment, novation, satisfaction or cancellation of the Existing Note or of the indebtedness evidenced thereby, such indebtedness being herein ratified and confirmed, and is also given to evidence an additional $350,000 of indebtedness pursuant to an additional $350,000 loan, or so much thereof as may be advanced as aforesaid, being made by Payee on the date hereof. It is expressly understood and agreed that, except for such $350,000 additional loan being made by Payee, this Note is executed and delivered in substitution of the Existing Note and that no part of the indebtedness evidenced by the Existing Note shall be disturbed, discharged, canceled or impaired by the execution and delivery of this Note, it being the intention of Maker and Payee that, except for such additional $350,000 loan being made by Payee, such execution and delivery shall create no new or further principal indebtedness other than the principal indebtedness evidenced by the Existing Note.

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    Maker further covenants to and agrees with Payee as follows:

    1. This Note is that Consolidated Secured Convertible Promissory Note referred to in the fifth "WHEREAS" clause of the Preliminary Statement of that certain First Amended Pledge and Security Agreement Illinois Center Golf Partners L.P. Limited Partnership Interest and MetroGolf Illinois Center, Inc. Shares between Maker and Payee dated as of December 23, 1997 (the "Pledge Agreement").

    2. If this Note is not paid in full on or prior to the due date, the principal amount hereof shall bear interest, commencing from the date hereof, at the rate of 12% per annum and all sums payable hereunder shall be due and payable upon demand.

    3. An event of default (a "Default Event") shall occur pursuant to this Note upon notice from Payee (a), if Maker defaults in making any payment hereunder when due or in performing any of Maker's other obligations hereunder, or (b) if an "Event of Default" as defined in the Pledge Agreement occurs.

    4. If a Default Event shall occur, then the outstanding balance then due hereunder shall accelerate and become due and payable on demand and the principal amount hereof shall bear interest at the rate of 12% per annum, commencing from the date hereof.

    5. To secure payment of this Note, Maker has granted to Payee a security interest under the Uniform Commercial Code, and under the terms of the Pledge Agreement in all the "Collateral" as defined in the Pledge Agreement.

    6. Maker has requested that the loans evidenced by this Note (collectively, the "Loan") be made only for the purpose of paying the operating expenses of Maker's business owed to any of those set forth on EXHIBIT A to the Pledge Agreement (collectively, the "RECIPIENTS"). The proceeds of the Loan shall be made available to Maker solely for the purpose of so paying the Recipients. On the condition that Maker substantiates, to the reasonable satisfaction of Payee, that the proceeds of the $150,000 Loan have been prudently used by Maker for payment of certain of the Recipients, Payee shall make additional advances to Maker, not to exceed $350,000, to be used for the same purpose of paying the Recipients. Maker shall submit a draw request to Payee for each such additional advance. Each draw request shall specify the purpose of the request and the amount requested. Each draw request shall be signed by the Chief Executive Officer or Chief Financial Officer of Maker. Provided Maker has substantiated to the reasonable satisfaction of Payee the above-required use of any prior amounts advanced to Maker and the payment of any applicable payroll taxes with respect to any payments to employees, Maker may approve or disapprove any such request, which approval or disapproval shall not be unreasonably withheld or delayed. (Inasmuch as the two executive officers of Maker, Charles D. Tourtelotle and

J.D. Finley, are deriving substantial benefits from the use of the proceeds of the Existing Note and will derive substantial benefits from the use of additional advances of the proceeds of this Note, the proceeds of this Note may be used to pay their salaries through January 31, 1998, and thereafter only if cash flow from the operations of Maker and its available cash are, in the reasonable judgment of Maker and Payee, adequate to pay all current obligations of Maker through the date Acquisition shall have accepted for purchase and paid for the shares of Maker tendered pursuant to the "Offer" as such term is defined in the Merger Agreement.) Any request for an additional advance shall be deemed approved if Payee fails to reject such request within three (3) days after delivery of such request together with submission of all documentation required hereunder. In the event Payee disapproves of a request for an additional advance, Payee shall provide (a) the reasons for its disapproval and (b) the changes to such request necessary to cause Payee to approve it. Maker may thereafter submit its revised request for Payee's approval, which revised request shall be approved or disapproved in accordance with the foregoing procedure. In the event Payee approves such request, Payee shall fund the amount requested within two (2) days after the date of such approval.

    7.   Conversion

         a. This Note shall be convertible into a number of shares (the "Shares") of Common Stock equal to the principal amount of this Note divided by the then-effective Conversion Price. The Initial Conversion Price shall equal $1.00. The number of shares of Common Stock issuable upon conversion of the Note (the "Shares") and the Conversion Price may be adjusted from time to time as hereinafter set forth. This Note may be converted at the option of the Holder at any time prior to its payment as to the whole or any lesser number of whole Shares, by the surrender of this Note (together with written notice as to the principal amount of the Note to be converted) to the Borrower at its office at 1999 Broadway Suite 2435 Denver, Colorado 80202, or at such other place as is designated in writing by the Borrower. This Note may not be prepaid.

         b. Upon each exercise of the Holder's rights to purchase Shares, the Holder shall be deemed to be the Holder of record of the Shares issuable upon such exercise, notwithstanding that the transfer books of the Company shall not then have been actually delivered to the Holder. As soon as practicable after conversion of this Note, the Company shall issue and deliver to the Holder a certificate or certificates for the Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Note should be exercised in part only, the Company shall, upon surrender of this Note for cancellation, execute and deliver a new Note evidencing the right of the Holder to purchase the balance of the Shares (or portions thereof) subject to purchase hereunder.

         c. The Borrower shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exercise of the rights to purchase all Shares issuable upon conversion of the Notes, such number of shares of Common Stock as shall, from time to time, be sufficient therefor. The Company covenants that all shares of Common Stock issuable upon conversion of this Note, upon such conversion, shall be validly issued, fully paid, nonassessable, and free of preemptive rights.

         d. In case the Company shall at any time after the date this Note is first issued (i) declare a dividend on the outstanding Common Stock payable in shares of its capital stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then, in each case, the Conversion Price, and the number of Shares issuable upon conversion of this Note, in effect at the time of the record date for such dividend or of the effective date of such subdivision, or combination, shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares for such consideration which, if such Note had been converted immediately prior to such time at the then-current Conversion Price, Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, or combination. Such adjustment shall be made successively whenever any event listed above shall occur.

         e. In case the Company shall issue or fix a record date for the issuance to all holders of Common Stock of rights, options, or warrants to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion or exchange price per share, if a security convertible into or exchangeable for Common Stock) less than the then-effective Conversion Price per share of Common Stock on such record date, then, in each case, such Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at such then-effective Conversion Price and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable); provided, however, that no such adjustment shall be made which results in an increase in the Conversion Price. Such adjustment shall become effective at the close of business on such record date provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the

Conversion Price shall be readjusted after the expiration of such rights, options, or warrants (but only with respect to Notes converted after such expiration), to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options, or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

         f. In case the Company shall distribute to all holders of Common Stock (including any such distribution made to the stockholders of the Company in connection with a consolidation or merger in which the Company is the continuing corporation) evidences of its indebtedness, cash (other than any cash dividend which, together with any cash dividends paid within the 12 months prior to the record date for such distribution, does not, on a per share basis, exceed 3% of the then-effective Conversion Price at the record date for such distribution) or assets (other than distributions and dividends payable in shares of Common Stock), or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for shares of Common Stock (excluding those with respect to the issuance of which an adjustment of the Conversion Price is provided pursuant to section 7(b) hereof), then, in each case, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the then effective Conversion Price per share of such class of Common Stock on such record date, less the fair market value (as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error) of the portion of the evidences of indebtedness or assets so to be distributed, or of such rights, options, or warrants or convertible or exchangeable securities, or the amount of such cash, applicable to one share, and the denominator of which shall be such then-effective Conversion Price per share of Common Stock. Such adjustment shall become effective at the close of business on such record date.

         g. In case the Company shall issue shares of Common Stock or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for Common Stock (excluding shares, rights, options, warrants, or convertible or exchangeable securities issued or issuable
(i) in any of the transactions with respect to which an adjustment of the Conversion Price is provided pursuant to Sections 7(d), (e) or (f) above, (ii) upon conversion of this Note or (iii) upon adjustment of the number of shares of Common Stock issuable upon conversion of this Note pursuant to Section 7(d) above), at a price per share lower than the then-effective Conversion Price per share of Common Stock in effect immediately prior to such issuance, then the Conversion Price shall be reduced on the date of such issuance to a price calculated to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, (l) the numerator of which shall be an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance plus (B) the quotient obtained by dividing the consideration received by the Company upon such issuance by such the then-effective Conversion Price, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such issuance; provided, however, that no such adjustment shall be made which results in an increase in the Conversion Price. For the purposes of such adjustments, the maximum number of shares which the holders of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to initially subscribe for or purchase or convert or exchange such securities into shall be deemed to be issued and outstanding as of the date of such issuance, and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company for such rights, options, warrants, or convertible or exchangeable securities, plus the minimum, aggregate consideration or premiums stated in such rights, options, warrants, or convertible or exchangeable securities to be paid for the shares covered thereby. No further adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on exercise of such rights, options, or warrants or on conversion or exchange of such convertible or exchangeable securities. On the expiration or the termination of such rights, options, or warrants, or the termination of such right to convert or exchange, the Conversion Price shall be readjusted (but only with respect to Notes converted after such expiration or termination) to such Conversion Price as would have obtained had the adjustments made upon the issuance of such rights, options, warrants, or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights, options, or warrants or upon the conversion or exchange of any such securities; and on any change of the number of shares of Common Stock deliverable upon the exercise of any such rights, options, or warrants or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion, or exchange, including, without limitation, a change resulting from the antidilution provisions thereof. In case the Company shall issue shares of Common Stock or any such rights, options, warrants, or convertible or exchangeable securities for a consideration constituting, in whole or in part, of property other than cash or its equivalent, then the price per share, and the consideration received by the Company for purposes of the first sentence of this Section 7(g) shall be as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

         h. No adjustment in the Conversion Price shall be required if such adjustment is less than $.01; provided, however, that any adjustments which by reason of this Section 7 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 7 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

         i. In any case in which this Section 7 shall require that an adjustment in the Conversion Price be made effective as of a record date for a specified event, the Company may elect to defer, until the occurrence of such event, issuing to the Holder, if the Holder exercised this Note after such record date, the shares of Common Stock, if any, issuable upon such exercise over and above the shares of Common Stock, if any, issuable upon such exercise on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

         j. Upon each adjustment of the Conversion Price as a result of the calculations made in Section 7 hereof, this Note shall thereafter evidence the right to purchase, at the adjusted Conversion Price, that number of shares (calculated to the nearest thousandth) obtained by dividing (A) the product obtained by multiplying: (i) the number of shares purchasable upon conversion of this Note prior to adjustment of the number of shares by (ii) the Conversion Price in effect prior to adjustment of the Conversion Price by (B) the Conversion Price in effect after such adjustment of the Conversion Price.

         k. Whenever there shall be an adjustment as provided in this Section 7, the Company shall promptly cause written notice thereof to be sent by certified mail, postage prepaid, to the Holder, at its address, which notice shall be accompanied by an officer's certificate setting forth the number of Shares purchasable upon the conversion of this Note and the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof, which officer's certificate shall be conclusive evidence of the correctness of any such adjustment absent manifest error.

         l. The Company shall not be required to issue fractions of shares of Common Stock or other capital stock of the Company upon the conversion of this Note. If any fraction of a share would be issuable on the conversion of this Note (or specified portions thereof), the Company shall purchase such fraction for an amount in cash

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equal to the same fraction of the then-effective Conversion Price of such share of Common Stock on the date of conversion of this Note.

         m. In case of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, lease or conveyance to another corporation of the property and assets of any nature of the Company as an entirety or substantially as an entirety, such successor, leasing or purchasing corporation, as the case may be, shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale lease, or conveyance by a Holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such consolidation, merger, sale lease, or conveyance and (ii) make effective provision in its certificate of incorporation or otherwise, if necessary to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 7.

         n. In case of any reclassification or change of the shares of Common Stock issuable upon conversion of this Note (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination but including any change in the shares into two or more classes or series of shares), or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares) the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a Holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation, or merger. Thereafter, appropriate provision shall be made for adjustments which shall be as nearly equivalent as practicable to the adjustments in Section 7.

         o. The above provisions of this Section 7 shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers sales, leases, or conveyances.

         p.   In case at any time the Company shall propose to:

              i. pay any dividend or make any distribution on shares of Common Stock in shares of Common Stock or make any other distribution (other than regularly scheduled cash dividends which are not in a greater amount per share than the most recent such cash dividend) to all holders of Common Stock; or

              ii. issue any rights, warrants, or other securities to all holders of Common Stock entitling them to purchase any additional shares of Common Stock or any other rights, warrants, or other securities; or

              iii. effect any reclassification or change of outstanding shares of Common Stock, or any consolidation, merger, sale, lease, or conveyance of property, described in Section 7 hereof; or

              iv. effect any liquidation, dissolution, or winding-up of the Company; or

              v. take any other action which would cause an adjustment to the Conversion Price;

then, and in any one or more of such cases, the Company shall give written notice thereof, by certified mail, postage prepaid, to the Holder at the Holder's address mailed at least 10 days prior to (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such dividend, distribution, rights, warrants, or other securities are to be determined, (ii) the date on which any such reclassification, change of outstanding shares of Common Stock, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange their shares for securities or other property, if any deliverable upon such reclassification, change of outstanding shares, consolidation, merger, sale, lease, conveyance of property, liquidation, dissolution, or winding-up, or (iii) the date of such action which would require an adjustment to the Conversion Price.

         q. The issuance of any shares or other securities upon the conversion of this Note, and the delivery of certificates or other instruments representing such shares or other securities, shall be made without charge to the Holder for any tax or other charge in respect of such issuance. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of the Holder and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

    8. Maker hereby waives presentment, demand, protest and notice of any kind, except as provided herein. No failure on the part of Payee to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise hereof or the exercise of any other right. Maker agrees to pay all costs and expenses of collection when incurred, including, without limitation, attorneys' fees and expenses.

    9. This Note shall be binding upon Maker and its successors and may not be assigned by Maker and shall inure to the benefit of Payee and its successors and assigns. This Note shall be construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws. Any legal action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby may be instituted in any court located in the county of New York in the state of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum and that the venue of the action, suit or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given in the method specified herein as appropriate for any notice hereunder. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York, in connection with actions initiated by third parties in such other jurisdictions. This Note may not be amended, waived or terminated orally. This Note represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, whether oral or written, with respect thereto.

    10. Any notice hereunder shall be sent via certified or registered mail, return receipt requested, by hand or by recognized overnight courier service to Maker or Payee at the address set forth above or at such other address as Maker or Payee may designate to the other by notice pursuant to this Section. Notice shall be deemed effective upon receipt.

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

    IN WITNESS WHEREOF, the undersigned has executed, issued and delivered this Note on the day and year first above written.


METROGOLF INCORPORATED

By: /s/ Charles Tourtellotte
   ------------------------------------
   Name: Charles Tourtellotte
   Title:


ACKNOWLEDGED:

FAMILY GOLF CENTERS, INC.

By: /s/ Dominic Chang
   ------------------------------------
   Name: Dominic Chang
   Title: